Exhibit 99.1

Quarterly Report to Holders of Contingent Value Obligations
For the Quarter Ended December 31, 2006

April 20, 2007

To Holders of Contingent Value Obligations:

This is the quarterly report for the synthetic fuel plants owned by Solid Energy LLC, Ceredo Synfuel LLC, Solid Fuel LLC, and Sandy River Synfuel LLC (“the Earthco plants”) for the quarter ending December 31, 2006.

Overview
There are currently 98.6 million Contingent Value Obligations (CVOs) issued and outstanding. CVOs were issued as a result of the Progress Energy, Inc. (Progress Energy or the Company) and Florida Progress Corporation share exchange, which occurred on November 30, 2000. For every Florida Progress Corporation share owned at that time, one CVO was issued.

Each CVO represents the right of the holder to receive contingent payments, based on the net after-tax cash flow generated by the Earthco plants. Qualifying synthetic fuel plants entitle their owners to federal income tax credits based on the barrel of oil equivalent of the synthetic fuel produced and sold by these plants. In the aggregate, holders of CVOs are entitled to payments equal to 50 percent of any net after-tax cash flow generated by the Earthco plants in excess of $80 million per year for each of the years 2001 through 2007. Payments will not generally be made to CVO holders until audit matters are resolved for the years of the tax returns in which the tax credits giving rise to the payments are realized. The Company cannot predict when the tax credits previously generated will be realized or when the audit matters for the tax return years in which tax credits are realized will be resolved. Based on past tax audit experience, the Company’s tax audits could take many years to resolve.

For purposes of calculating CVO payments, net after-tax cash flows include the taxable income or loss for the Earthco plants adjusted for depreciation and other noncash items plus income tax benefits, and minus income tax incurred. The total amount of net after-tax cash flow for any year will depend upon the final determination of the income tax savings realized and the income taxes incurred after completion of the income tax audits. Thus, the estimated after-tax cash flow generated by the Earthco plants could increase or decrease due to changes in the income tax savings realized for the year.

This is only an overview of the terms of the CVOs. The legal documents governing the CVOs contain significant additional information, including information concerning the realization of credits carried forward and payments of disposition proceeds.

Results of Operations for the Quarter Ended December 31, 2006
The estimated net after-tax cash flow for the quarter to date for each of the Earthco plants is as follows:

	4th Quarter	Year to Date
Solid Energy LLC	$14.6 million	$14.4 million
Ceredo Synfuel LLC	$1.4 million	$10.8 million
Solid Fuel LLC	$13.9 million	$20.2 million
Sandy River Synfuel LLC	$12.5 million	$21.0 million

Due to the high level of oil prices, the value of synthetic fuel tax credits generated during 2006 has been reduced as described below in the Impact of Crude Oil Prices section. All synthetic fuel tax credits generated during 2006 were realized and included in the net after-tax cash flow amounts for the twelve months ended December 31, 2006. In addition, an estimated $40 million of realized tax credits included in the cash flows above were generated in 2001. See Realization of Section 29/45K Tax Credits Generated in Prior Years section below.

Material Developments as of April 20, 2007
Sale of Ceredo Synfuel LLC

In March 2007, the Company sold its 100 percent partnership interest in Ceredo Synfuel LLC, which is one of the Earthco plants (Ceredo) to an unrelated third-party buyer. The Company received total cash proceeds of $10 million at closing. In addition, the Company will receive additional proceeds as Ceredo produces and sells qualified synthetic fuel. The amount of these additional proceeds will be based on actual Ceredo production levels. Based on an estimated production of 2.8 million tons, the additional proceeds would be $54 million. Actual proceeds could differ based on actual production levels by Ceredo, which shall be determined by the buyer. Pursuant to the terms of the purchase agreement, the parties have the right to unwind the transaction upon certain events. In that event, the Company would return all cash proceeds received and the buyer would return the partnership interest in Ceredo. Further, in the event of such unwind, the Company would expect to receive all cash flows and Section 29/45K tax credits generated by Ceredo from the closing date until the date of the unwind. Pursuant to the terms of the purchase agreement, the Company will indemnify the buyer against certain losses, including, but not limited to, losses arising from the disallowance of Section 29/45K tax credits. The Company will report pertinent information regarding the CVO Holders’ share of disposition proceeds in the Quarterly Report for Quarter Ended March 31, 2007 based upon information available at that time.

Tax Credits
Legislation enacted in 2005 redesignated the Section 29 tax credit as a general business credit under Section 45K of the Code (Section 45K) effective January 1, 2006. The previous amount of Section 29 tax credits that the Company was allowed to claim in any calendar year through December 31, 2005, was limited by the amount of its regular federal income tax liability. Section 29 tax credit amounts allowed but not utilized are carried forward indefinitely as deferred alternative minimum tax credits. The redesignation of Section 29 tax credits as a Section 45K general business credit removes the regular federal income tax liability limit on synthetic fuels production and subjects the credits to a 20-year carry forward period. This provision would allow the Company to produce more synthetic fuels than it has historically produced, should the Company choose to do so. See discussion below regarding the impact of crude oil prices on future synthetic fuel production.

Impact of Crude Oil Prices
Although the Section 29/45K tax credit program is expected to continue through 2007, recent market conditions, world events and catastrophic weather events have increased the volatility and level of oil prices that could limit the amount of those credits or eliminate them entirely for 2007. This possibility is due to a provision of Section 29 that provides that if the average wellhead price per barrel for unregulated domestic crude oil for the year (the Annual Average Price) exceeds a certain threshold price (the Threshold Price), the amount of Section 29/45K tax credits is reduced for that year. Also, if the Annual Average Price increases high enough (the Phase-out Price), the Section 29/45K tax credits are eliminated for that year. The Threshold Price and the Phase-out Price are adjusted annually for inflation.

If the Annual Average Price falls between the Threshold Price and the Phase-out Price for a year, the amount by which Section 29/45K tax credits are reduced will depend on where the Annual Average Price falls in that continuum. The Department of the Treasury calculates the Annual Average Price based on the Domestic Crude Oil First Purchases Prices published by the Energy Information Agency (EIA). Because the EIA publishes its information on a three-month lag, the secretary of the Treasury finalizes the calculations three months after the year in question ends. Thus, the Annual Average Price for calendar year 2006 was published on April 4, 2007. Based on the Annual Average Price of $59.68, there was a 33 percent reduction of the Company’s synthetic fuels tax credits generated during 2006.

The Company estimates that the 2007 Threshold Price will be approximately $56 per barrel and the Phase-out Price will be approximately $71 per barrel, based on an estimated inflation adjustment for 2007. The monthly Domestic Crude Oil First Purchases Price published by the EIA has recently averaged approximately $7 lower than the corresponding daily NYMEX prompt month settlement price for light sweet crude oil. Through March 31, 2007, the average NYMEX settlement price for light sweet crude oil was $58.23 per barrel and as of March 31, 2007, the average NYMEX futures price for light sweet crude oil for the remainder of calendar year 2007 was $67.46 per barrel. This results in a weighted-average annual price for light sweet crude oil of approximately $65.25 per barrel for calendar year 2007. Based upon the estimated 2007 Threshold Price and Phase-out Price, if oil prices for 2007 averaged this weighted price of approximately $65.25 per barrel for the entire year in 2007, the Company currently estimates that the synthetic fuels tax credit amount for 2007 would be reduced by approximately 18 percent. The NYMEX price of oil for the remainder of 2007 would have to be $64.01 to have no reduction in value of tax credits generated during 2007 and would have to be $82.86 to have a full reduction in value. The final calculations of any reductions in the value of the tax credits will not be determined until April 2008 when final 2007 oil prices are published.

In May 2006, based on the high level of oil prices and the uncertainty of any federal legislation being enacted into law, the Company idled production at its Earthco plants. In September 2006, based on the significant reduction in oil prices combined with current favorable fuel price projections, the Company resumed limited production at its Earthco plants. These events will continue to have a material impact on the Company’s net after-tax cash flows and a material adverse impact on the Company’s realization of credits carried forward that can not be quantified at this time. The Company will continue to monitor the economic environment surrounding synthetic fuel production at the Earthco plants and will adjust its production as warranted by changing market conditions.

Realization of Section 29/45K Tax Credits Generated in Prior Years
One of the components of net after-tax cash flow for any given year is the amount of Section 29/45K tax credits realized by the Company in that year. For purposes of CVO calculations, the Company is deemed to first realize Section 29/45K tax credits generated in that tax year and then to realize any unused Section 29/45K tax credits generated in prior years. As a result of the idling of production at the Earthco plants during 2006, the amount of Section 29/45K tax credits generated in 2006 is materially less than prior years. In addition, the Company’s ability to realize Section 29/45K tax credits has been materially increased because the sale of the Company’s gas assets in October 2006 resulted in substantial taxable income. For the year 2006, the Company anticipates that it will realize all of the Section 29/45K tax credits generated in 2006 and approximately $40 million of the unused Section 29/45K tax credits generated in 2001.

Unused Section 29/45K tax credits that are carried forward and realized in years after 2007 will be added to the net after-tax cash flow for the year in which they were generated. Thus, for example, 2001 unused Section 29/45K tax credits that are carried forward beyond 2007 would be included in the determination of whether the preference was exceeded in 2001. However, the effect of realizing a portion of the 2001 unused Section 29/45K tax credits in 2006, as described in the preceding paragraph, is that those credits will be included in net after-tax cash flow for 2006 in order to determine whether the preference is exceeded in 2006. The approximate $40 million of 2001 previously unused Section 29/45K tax credits realized in 2006 will not be added to the net after-tax cash flow for the year in which they were generated, 2001, and they will not be included in the determination of whether the preference was exceeded in 2001 Additionally, the Company cannot estimate the level of synthetic fuel production or its ability to realize Section 29/45K tax credits in 2007. Thus, the Company cannot predict whether unused Section 29/45K tax credits generated in prior years will be included in net after-tax cash flow for 2007.

Adjustments for Previous Periods
Net after-tax cash flows are estimated each quarter as actual information is not available until the tax return is filed in the subsequent year. The adjusted net after-tax cash flow information for the prior year is disclosed annually in the report for the fourth quarter.

In the table below the revised 2005 net after-tax cash flow estimates for the year ended December 31, 2005, have been adjusted to reflect amounts as filed on the 2005 federal tax returns.

The 2005 estimated net after-tax cash flow amounts for the calendar year for each of the Earthco plants are as follows:

Year to Date
Solid Energy LLC                                 $9.0 million
Ceredo Synfuel LLC                            $33.6 million
Solid Fuel LLC                                      $(6.1) million
Sandy River Synfuel LLC                   $4.4 million

Synthetic fuel tax credits of $86.3 million were generated, but not realized nor included in the net after-tax cash flow amounts for the year ended December 31, 2005.

Supplemental Information

Where can I find a current market value of the CVOs?
CVOs are traded on the Over The Counter “pink sheets.” To obtain a value contact your broker or visit pinksheets.com. Click on the “symbol lookup” and type “Progress Energy” in the “Search for a security” site, click “go,” then click on “quote” to obtain the latest quote.

How can I purchase or sell CVOs?
You will need to contact a broker to purchase or sell CVOs.

What is the cost basis in the CVOs?
For federal income tax reporting purposes, the Company will treat 54.5 cents as the fair market value of each CVO that was issued on November 30, 2000, the effective date of the share exchange. That amount is the average of the reported high and low trading prices of the CVOs on the NASDAQ Over The Counter Market on November 30, 2000. If you received your CVOs in the share exchange, your tax basis for your CVOs is 54.5 cents. If you acquired your CVOs after the share exchange, please consult your tax advisor for your tax basis.

Who is the Securities Registrar and Transfer Agent for the CVOs?
American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219
Call toll-free 1.866.668.6550